Filed pursuant to Rule 424(b)(7)

Registration No. 333-174632

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 9, 2011)

LEAPFROG ENTERPRISES, INC.

6401 Hollis Street, Suite 100

Emeryville, California 94608

18,963,311 Shares

Class A Common Stock

This prospectus supplement supplements and amends certain information contained in the prospectus dated June 9, 2011 (the “prospectus”), relating to the resale by the selling stockholders identified therein of up to 18,963,311 shares of our Class A Common Stock.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the prospectus and the information incorporated by reference therein, except to the extent that the information provided by this prospectus supplement modifies or supersedes certain information contained or incorporated by reference in the prospectus.

The selling stockholders may sell the shares of Class A Common Stock described in the prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of Class A Common Stock in the section of the prospectus entitled “Plan of Distribution.”

The Class A Common Stock is traded on The New York Stock Exchange under the symbol “LF.” On May 4, 2012, the reported closing price of the common stock was $10.29 per share.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K filed on February 29, 2012 (which document is incorporated by reference into the prospectus), as well as the other information contained or incorporated by reference in the prospectus or in any supplement thereto before making a decision to invest in our securities. See “Where You Can Find More Information” in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 8, 2012.

The table of selling stockholders appearing under the caption “Selling Stockholders” in the prospectus is hereby supplemented and amended by the information set forth below for Mr. M. Milken and GENUNO LLC, which supersedes information in the prospectus for Mr. M. Milken.

The information set forth below is based on information provided to us by or on behalf of the selling stockholders and reflects holdings as of April 25, 2012. The selling stockholders identified below, or those listed in the prospectus, may have sold, transferred or otherwise disposed of all or a portion of the securities identified below or listed in the prospectus since the date on which they provided the information.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 66,752,588 shares of our Class A Common Stock outstanding as of April 25, 2012, assuming conversion of all Class B Common Stock into Class A Common Stock.

	Shares of Class A Common Stock Beneficially Owned Prior to Offering		Number of Shares Being	Shares of Class A Common Stock Beneficially Owned After Offering
Security Holder	Number	Percentage	Offered	Number	Percent

Michael R. Milken	3,631,149[1]	5.44%	3,231,149	—	—%
GENUNO LLC	400,000[2]	*	400,000	—	—%

* Represents less than one percent of Class A Common Stock outstanding.

(1) Includes 3,219,570 shares of Class A Common Stock held directly by Mr. M. Milken, 11,579 shares of Class A Common Stock held by Hampstead Associates, L.L.C. (“Hampstead”), which may be deemed to be beneficially owned by Mr. M. Milken, and 400,000 shares of Class A Common Stock held by GENUNO LLC (“GENUNO”), which may be deemed to be beneficially owned by Mr. M. Milken. Mr. M. Milken disclaims beneficial ownership of shares held by Hampstead. The address for Mr. M. Milken and Hampstead is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(2) Mr. M. Milken, a selling stockholder identified in the prospectus dated June 9, 2011, has informed us that 400,000 of his shares of Class A Common Stock have been contributed to GENUNO. GENUNO was not previously listed in the prospectus and was made known to us based upon written representations from Mr. M. Milken. Mr. M. Milken may be deemed to be a controlling person of GENUNO and in such capacity may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any securities owned of record, or beneficially owned, by GENUNO. The address for GENUNO is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.